Exhibit 99.1

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Media: Margaret Kirch Cohen 312-696-6383, margaret.cohen@morningstar.com

Investors: Please submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Completes Acquisition of Standard & Poor’s Fund Data Business

CHICAGO, March 16, 2007—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced it has completed its previously announced acquisition of Standard & Poor’s fund data business, a division of The McGraw-Hill Companies (NYSE: MHP), for $55 million in cash, subject to post-closing adjustments.

Standard & Poor’s fund data business consists of data and products covering more than 135,000 managed investment vehicles, including mutual funds, exchange-traded funds, hedge funds, and offshore funds. It also includes products such as Workstation, a fund performance and analysis system for asset managers; Data Feeds, a series of data licensed by institutions; Mutual Fund Solutions, customized and integrated Web components, search and screening tools, portfolio alerts, and fund fact sheets; and Mutual Fund Expert, a PC-based fund performance illustration tool for financial advisors. As part of the transaction, Standard & Poor’s will license fund data from Morningstar.

Standard & Poor’s fund data business operates in London, Frankfurt, Paris, Madrid, Sydney, Tokyo, Hong Kong, and the United States.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in the United States and in major international markets. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutional clients. Morningstar provides data on more than 190,000 investment offerings, including stocks, mutual funds, and similar vehicles. The company has operations in 15 countries and minority ownership positions in companies based in three other countries.

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©2007 Morningstar, Inc.  All rights reserved.